Mail Stop 6010

      November 21, 2005




Ms. Leslye L. Grindle
Chief Executive Officer
Southern Community Bancshares, Inc.
525 North Jeff Davis Drive
Fayetteville, Georgia  30214

	Re:	Southern Community Bancshares, Inc.
		Form 10-KSB for the Year Ended December 31, 2004 (As
Amended)
Forms 10-QSB for the Quarter Ended March 31, 2005, June 30, 2005, and
	September 30, 2005
      File No. 000-50252

Dear Ms. Grindle:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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